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                                                                       EXHIBIT 8

                    [Simpson Thacher & Bartlett Letterhead]

                                                     March 23, 1999

Evenflo Company, Inc.
Northwoods Business Center II
707 Crossroads Court
Vandalia, Ohio 45377

Ladies and Gentlemen:

    We have acted as special counsel for Evenflo Company, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of $110,000,000 aggregate principal amount of its 11 3/4% Series B Senior Notes due 2006 (the "Exchange Notes"). The Exchange Notes are to be offered by the Company in exchange (the "Exchange") for $110,000,000 aggregate principal amount of its outstanding 11 3/4% Senior Notes due 2006 (the "Notes"). The Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of August 20, 1998 (the "Indenture") between the Company and Marine Midland Bank, as Trustee (the "Trustee").

    We have examined the Registration Statement and the Indenture which has been filed with the Commission as an Exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

    In such examination, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee. In addition, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby confirm that the statements set forth in the Registration Statement under the caption "Certain United States Federal Income Tax Consequences of the Exchange" insofar as they purport to constitute summaries of matters of United States federal income tax law or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

    Our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and any other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause tax treatment of the transaction referred to herein to be materially different from that described above.
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    We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the federal law of the United States. This opinion is rendered to you solely in connection with the above-described transaction and may not be relied upon for any other purpose without our prior written consent.

    We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

                                          Very truly yours,

                                          /s/ Simpson Thacher & Bartlett

                                          SIMPSON THACHER & BARTLETT